State of Delaware
Secretary of State
Division of Corporations
Delivered 03:23 PM 01/16/2018
FILED 03:23 PM 01/16/2018
SR 20180277336 - File Number 2094534

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Dala Petroleum Corp. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and soliciting the consent of the majority stockholder of the corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "Article I" so that, as amended, said Article shall be and read as follows:

"The name of this corporation is KonaTel, Inc."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, and the consent of the majority stockholder of the corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: This amendment shall be effective February 5, 2018.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 16th day of January, 2018.

By:________________________
D. Sean McEwen, President